Exhibit 10.16

Tenancy Agreement

An Agreement made the 10th February 2025 between the Landlord and the Tenant as more particularly described in Schedule I.

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in Schedule I and both parties agree to observe and perform the terms and conditions as follows:-

1-	The Tenant shall pay to the Landlord the Rent in advance on the first commencing day of each and every calendar month during the Term. If the Tenant shall fail to pay the Rent within 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the Rent and all costs, expenses and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.

2.	The Tenant shall not make any alteration and / or additions to the Premises without the prior written consent of the Landlord，which consent shall not be unreasonably withheld.

3.	The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of mutual covenant (if any) relating to the Premises. The Tenant shall not contravene any negative of restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government.

4.	The Tenant shall during the Term pay and discharge all charges in respect of electricity, water, telephone , and other similar charges payable in respect of the Premises.

5.	The Tenant shall during the Term keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

6.	The Tenant shall pay to the Landlord die Security Deposit set out in Schedule I for the due observance and performance of the terms and conditions herein contained and on his part to be observed and performed provided that there is no antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within 30 days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding payment owed by the Tenant to the Landlord, whichever is later. If the Rent and/or any charges payable by the Tenant hereunder or any part thereof shall be unpaid for seven (7) days after the same shall become payable (whether legally demanded or not) or if the Tenant shall commit a breach of any of the terms and conditions herein contained, it shall be lawful for the Landlord at anytime thereafter to re-enter the Premises whereupon this Agreement shall absolutely determine and the Landlord may deduct any loss or damage suffered by the Landlord as a result of the Tenant’s breach from the Security Deposit without prejudice to any other right of action or any remedy of the Landlord in respect of such breach of the Tenant.

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7.	Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant’s part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord.

8.	The Landlord shall keep and maintain the structural parts of the Premises including the main drains, pipes and cables in proper state of repair Provided that the Landlord’s liability shall not be incurred unless and until written notice of any defect or want of repair has been given by the Tenant to the landlord and the Landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

9.	The Stamp Duty payable on this Agreement in duplicate shall be borne by the Landlord and the Tenant in equal shares.

10.	The Landlord and the Tenant agree to be bound by the additional terms and conditions contained in Schedule 11 (if any.)

11.	1f there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.

Received the Security Deposit of HK$40,000 by the Landlord	Received 5 Key(s) of the Premises by The Tenant

/s/ Sze Kam Fuk	/s/ Man Pong Jewellery Ltd
Confirmed and Accepted all the terms and Conditioned contained herein by the	Confirmed and Accepted all the terms and Conditioned contained herein by the
Landlord:	Tenant:

/s/ Sze Kam Fuk		/s/ Man Pong Jewellery Ltd
Name:	SZE KAM FUK	Name:	Man Pong Jewellery Ltd
		BR No.:	52256049

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Schedule I

The Premises	:Flat 14, 9F, Nan Fung Commercial Centre，No. 19 Lam Lok Street, Kowloon Bay, Kowloon, Hong Kong

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The Landlord	:Mr. Sze

Registered Address :

Contact Person	:

Telephone	:61985796

Bank Account	:

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The Tenant	:Man Pong Jewellery Ltd.

Registered address

Contact Person

Telephone	:2151 9677

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Term	:Fixed 2 year from 01/12/2024 to 30/11/2O26 (both days inclusive)

Monthly Rental	:HK$ 20,000 per month (Net Rent)

Security Deposit	:HK$ 40,000

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Schedule H

1.	Miscellaneous Payments

The Tenant shall be responsible for the following payments payable in respect of the Premises during the Term:-

i.	Management Fee : YES

ii.	Government Rate : YES

iii.	Government Rent: YES

iv.	Central Air Conditioning Fee : YES

2.	No Rent-free Period

3.	Additional Terms

i.	The landlord provides four air conditioners; the tenant is responsible for their maintenance and repair. In case of damage or replacement, the landlord must be notified.

ii.	The original fittings in the unit, such as built-in wall cabinets and partitions in the rooms, must not be altered without the landlord's prior consent.

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